Exhibit 23(a)

CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Wachovia Corporation

We consent to the use of our reports dated January 23, 2002, included or incorporated by reference herein and to the reference to our firm under the heading “Experts” in the Registration Statement.

Our report, included in Wachovia Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated by reference herein, refers to the fact that effective July 1, 2001, Wachovia Corporation adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

/s/    KPMG LLP

Charlotte, North Carolina
September 17, 2002